Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$2,000,000	$61.40

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $61.40 is offset against the registration fee due for this offering and of which $1,541,087.90 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-134553

PRICING SUPPLEMENT NO. 512 dated November 14, 2007

to Prospectus Supplement dated May 30, 2006

and Prospectus dated May 30, 2006

LEHMAN BROTHERS HOLDINGS INC.

Medium-Term Notes, Series I

This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus, dated May 30, 2006, as supplemented by the Prospectus Supplement, dated May 30, 2006 (as so supplemented, together with all documents incorporated by reference therein, the “Prospectus”), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meanings as are given to them in the Prospectus.

CUSIP No.:	5252M0AU1

ISIN:	US5252M0AU14

Specified Currency:	Principal:	U.S. Dollars
	Interest:	U.S. Dollars

Principal Amount:	$2,000,000

Lehman Brothers Inc. has agreed to purchase the notes from Lehman Brothers Holdings Inc. at 100% of the principal amount of the Notes minus a commission equal to $12.00 per $1,000 principal amount, or 1.20%.  Lehman Brothers Inc. proposes to offer the Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale.  Lehman Brothers Inc. may also use all or a portion of its commissions on the Notes to pay selling concessions or fees to other dealers.

The price at which Lehman Brothers Holdings Inc. has agreed to sell the notes to Lehman Brothers Inc. includes Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates, which includes such affiliates expected cost of providing such hedge as well as the profit the such affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to any hedges.

On the Issue Date, we may, without the consent of the holders of the Notes, issue additional notes similar to these Notes in all respects. Following the Issue Date, we may, without the consent of the holders of Notes, create and issue additional notes similar to these Notes in all respects except for the Issue Date and the payment of interest accruing prior to the Issue Date of such additional notes. All such additional notes will be consolidated and form a single tranche with, have the same CUSIP and ISIN numbers as and trade interchangeably with these Notes.

Agent:	Lehman Brothers

Agent’s Capacity:	☒ As principal ☐ As agent

☐	The Notes are being offered at a fixed initial public offering price equal to the Issue Price.

☒	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

Trade Date:	November 14, 2007

Issue Date:	December 5, 2007

Stated Maturity Date:	December 5, 2022, subject to Issuer’s Call Option; provided that if such day is not a Business Day, then such day will be the following Business Day.

Redemption Amount:	100%

Date From Which Interest Accrues:	☒ Issue Date
☐ Other:

☒ Fixed Rate Note

Interest Rate per Annum:	9.25% times the Interest Accrual Factor

☐ Floating Rate Note	☐ CD Rate
☐ Commercial Paper Rate
☐ Federal Funds (Effective) Rate
☐ Federal Funds (Open) Rate
☐ LIBOR Telerate
☐ LIBOR Reuters
☐ EURIBOR
☐ Treasury Rate: Constant Maturity ☐ Yes ☐ No
☐ Prime Rate
☐ Eleventh District Cost of Funds Rate
☐ CMS Rate
☐ Other:

Maximum Rate:	Not applicable

Minimum Rate:	0%

Interest Period:

Quarterly, from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Period), to but excluding the next succeeding Interest Payment Date (or the Stated Maturity Date, in the case of the final Interest Period).

Interest Payment Dates:

Each March 5, June 5, September 5 and December 5, commencing on March 5, 2008 and ending on the Stated Maturity Date; provided that if such day is not a Business Day, then such day will be the following Business Day, and provided further that the final Interest Payment Date for any Notes shall be the Stated Maturity Date, subject to Issuer’s Call Option.

Interest Accrual Factor:

For any Interest Period, the number of calendar days (including non-Business Days) during that Interest Period in respect of which 6m USD LIBORREF is greater than or equal to the Lower LIBOR Barrier and less than or equal to the Upper LIBOR Barrier, divided by the total number of calendar days (including non-Business Days) in such Interest Period.

Lower LIBOR Barrier:	0.00%

Upper LIBOR Barrier:	7.00%

6m USD LIBORREF :

For any day within an Interest Period, the rate for deposits in U.S. Dollars for a period of 6 months which appears on Reuters Page LIBOR01 as of 11:00 a.m. London time on such day (or if such day is not a London business day, on the immediately preceding London business day), subject to the Rate Cut Off.

Rate Cut Off:	6m USD LIBORREF for any days within an Interest Period from and including the fifth Business Day prior to an Interest Payment Date will remain in effect until that Interest Payment Date.

Interest Computation:	Interest will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

Adjusted:	☐ Yes ☒ No

Interest Rate Calculation Agent:	Lehman Brothers Special Financing Inc.

Business Days:	New York and London

Issuer’s Call Option:

The Notes may be redeemed prior to the Stated Maturity Date at the option of Lehman Brothers Holdings Inc. in whole or in part at a price equal to the Redemption Amount, on each Interest Payment Date, commencing on or after March 5, 2008.  Notice of redemption will be given not less than five Business Days prior to the redemption date.

Authorized Denominations:	$1,000/$1,000

Form of Note:	☒ Book-entry only (global) ☐ Certificated

RISK FACTORS

An investment in the notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. See “Risk Factors” in the Prospectus Supplement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

We intend to treat the Notes as variable rate debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Variable Rate Debt Instruments” in the Prospectus Supplement.

HISTORICAL LEVELS OF 6-MONTH LIBOR

The following table, showing the historical level of 6m USD LIBOR in effect on the Original Trade Date and for the hypothetical Interest Payment Dates listed below, the Interest Rate per Annum payable on any Interest Payment Date for the Notes, however, will be determined based on 6m USD LIBOR in effect on each day during the related Interest Period.  The historical experience of 6m USD LIBOR should not be taken as an indication of the future performance of 6m USD LIBOR during the term of the Notes. Fluctuations in the level of 6m USD LIBOR make the Notes’ effective Interest Rate per Annum difficult to predict and can result in an effective Interest Rate per Annum to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Payment Date	6m USD LIBORREF (%)
11/14/2007	4.78
9/5/2007	5.60
6/5/2007	5.39
3/5/2007	5.26
12/5/2006	5.29

9/5/2006	5.42
6/5/2006	5.32
3/6/2006	5.01
12/5/2005	4.65
9/6/2005	3.91
6/6/2005	3.54
3/7/2005	3.20
12/6/2004	2.63
9/7/2004	2.08
6/7/2004	1.71
3/5/2004	1.19
12/5/2003	1.26
9/5/2003	1.20
6/5/2003	1.16
3/5/2003	1.32
12/5/2002	1.45
9/5/2002	1.74
6/5/2002	2.08
3/5/2002	2.09
12/5/2001	2.00
9/5/2001	3.55
6/5/2001	3.94
3/5/2001	4.96
12/5/2000	6.58
9/5/2000	6.77
6/5/2000	6.98
3/6/2000	6.34
12/6/1999	6.09
9/7/1999	5.94
6/7/1999	5.29
3/5/1999	5.13
12/7/1998	5.10
9/7/1998	5.56
6/5/1998	5.75
3/5/1998	5.72
12/5/1997	5.91
9/5/1997	5.84
6/5/1997	5.94
3/5/1997	5.72
12/5/1996	5.53
9/5/1996	5.91
6/5/1996	5.69
3/5/1996	5.25
12/5/1995	5.63
9/5/1995	5.88
6/5/1995	5.81
3/6/1995	6.50

12/5/1994	6.88
9/5/1994	5.31
6/6/1994	4.88
3/7/1994	4.13
12/6/1993	3.50
9/6/1993	3.38
6/7/1993	3.56
3/5/1993	3.31
12/7/1992	3.81

SUPPLEMENTAL INFORMATION CONCERNING THE PLAN OF DISTRIBUTION

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from Lehman Brothers Holdings Inc. the principal amount of the Notes at the price specified on the cover of this pricing supplement.  The Agent is committed to take and pay for all of the Notes, if any are taken.

The Agent proposes to offer the Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale.  The Agent may also use all or a portion of its commissions on the Notes to pay selling concessions or fees to other dealers not to exceed 1.20%. It is expected that delivery of the Notes will be made against payment therefor more than three business days following the date of this pricing supplement. Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

If the Notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.